C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Chuck Ives, Director of Investor Relations Email: chuck.ives@chrobinson.com

FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2020 Second Quarter Results
MINNEAPOLIS, MN, July 28, 2020 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended June 30, 2020.
Second Quarter Key Metrics:
•Total revenues decreased 7.2 percent to $3.6 billion
•Net revenues decreased 11.6 percent to $614.5 million
•Income from operations decreased 17.0 percent to $188.8 million
•Operating margin decreased 200 basis points to 30.7 percent
•Diluted earnings per share (EPS) decreased 13.1 percent to $1.06
•Cash flow from operations increased 124.0 percent to $447.1 million

“Despite a volatile environment, we were able to deliver solid performance across all of our business units due to the tireless efforts of the C.H. Robinson team members around the world and our diversified portfolio of logistics services,” said Bob Biesterfeld, Chief Executive Officer of C.H. Robinson. "We also continued to make progress on our strategic, long-term initiatives around market share gains and productivity improvements."
Biesterfeld continued, “Our business model is resilient and responsive. We have a strong balance sheet, and we exited the second quarter with $1.6 billion of liquidity. We are well positioned to weather the economic uncertainty in the months ahead and emerge stronger from this difficult time.”

Second Quarter Results Summary
•Total revenues decreased 7.2 percent to $3.6 billion, driven primarily by lower pricing in truckload and less than truckload (“LTL”) services.
•Net revenues decreased 11.6 percent to $614.5 million, primarily driven by lower margin in truckload services.
•Operating expenses decreased 9.0 percent to $425.7 million, primarily due to $40 million of short-term cost reductions. Personnel expenses decreased 11.3 percent to $300.5 million, driven primarily by short-term cost reductions and declines in variable compensation. Average headcount decreased 2.7 percent, with acquisitions contributing approximately 1.0 percentage point of growth. Average full-time equivalents decreased 4.7 percent due to furloughs and reduced work hours that were implemented in the second quarter. Selling, general and administrative (“SG&A”) expenses decreased 2.8 percent to $125.2 million. The largest contributor to the decrease was the elimination of non-essential travel, partially offset by an $11.5 million loss on the sale-leaseback of a company-owned data center.
•Income from operations totaled $188.8 million, down 17.0 percent from last year due to declining net revenues. Operating margin of 30.7 percent declined 200 basis points.
•Interest and other expenses totaled $10.2 million, consisting primarily of $12.4 million of interest expense, which decreased modestly versus last year due to lower average interest rates. The second quarter also included a $1.8 million favorable impact from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate in the quarter was 19.4 percent compared to 23.4 percent last year. The lower effective tax rate was due primarily to the tax benefit from delivery of a one-time deferred stock award that was granted to the company's prior Chief Executive Officer in 2000.
•Net income totaled $143.9 million, down 14.9 percent from a year ago. Diluted EPS of $1.06 decreased 13.1 percent.

Year-to-Date Results Summary

•Total revenues decreased 3.0 percent to $7.4 billion, driven by declines across most transportation service lines.
•Net revenues decreased 13.9 percent to $1.2 billion, primarily driven by lower margin in truckload services.
•Operating expenses decreased 4.1 percent to $884.2 million. Personnel expenses decreased 7.1 percent to $630.7 million, driven primarily by short-term cost reductions, including a 1.4 percent decrease in average headcount, a 2.8 percent decrease in average full-time equivalents and a decline in variable compensation. SG&A expenses increased 4.3 percent to $253.5 million, due primarily to an $11.5 million loss on the sale-leaseback of a company-owned data center.
•Income from operations totaled $298.2 million, down 34.0 percent from last year due to declining net revenues. Operating margin of 25.2 percent decreased 770 basis points.

•Interest and other expenses totaled $25.4 million, which primarily consists of $25.0 million of interest expense. The six-month period also included a $1.1 million unfavorable impact from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate for the six months was 18.6 percent compared to 22.7 percent in the year-ago period. The lower effective tax rate was due primarily to the tax benefit related to stock-based compensation.
•Net income totaled $222.1 million, down 32.9 percent from a year ago. Diluted EPS of $1.64 decreased 31.4 percent.

North American Surface Transportation Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% change	2020	2019	% change
Total revenues	$2,475,292	$2,872,053	(13.8)%	$5,299,037	$5,668,837	(6.5)%
Net revenues	379,556	486,418	(22.0)%	752,334	972,968	(22.7)%
Income from operations	136,846	204,732	(33.2)%	235,372	416,015	(43.4)%

Second quarter total revenues for C.H. Robinson's NAST segment totaled $2.5 billion, a decrease of 13.8 percent over the prior year, primarily driven by lower pricing. NAST net revenues decreased 22.0 percent in the quarter to $379.6 million, with the March 2020 acquisition of Prime Distribution Services (“Prime”) contributing 3.0 percentage points of net revenue growth in the quarter. Net revenues in truckload decreased 28.5 percent, less than truckload net revenues decreased 13.2 percent, and intermodal net revenues increased 26.0 percent versus the year-ago period. Excluding the impact of the change in fuel prices, average North America truckload rate per mile charged to customers decreased approximately 5.5 percent in the quarter, while truckload transportation cost per mile decreased approximately 2 percent. Truckload volume declined 4.5 percent in the quarter, and LTL volumes declined 2.0 percent, both representing market share gains in the quarter when compared to a 21 percent decline in industry volumes, as measured by the Cass Freight Index. Intermodal volumes were flat versus the prior year. Operating expenses decreased 13.8 percent primarily due to short-term cost reductions. Income from operations decreased 33.2 percent to $136.8 million, and operating margin declined 600 basis points to 36.1 percent. NAST average headcount was down 7.6 percent in the quarter, with Prime contributing 4.5 percentage points of growth. NAST average full-time equivalents, which excludes furloughed employees and accounts for employees with reduced work hours, was down 10.9 percent.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% change	2020	2019	% change
Total revenues	$707,820	$592,483	19.5%	$1,238,204	$1,130,050	9.6%
Net revenues	162,960	141,936	14.8%	291,274	269,172	8.2%
Income from operations	58,775	26,618	120.8%	70,734	40,821	73.3%

Second quarter total revenues for the Global Forwarding segment increased 19.5 percent to $707.8 million, primarily driven by higher pricing in air due to reduced air cargo capacity, increased charter flights and larger shipment sizes. Net revenues increased 14.8 percent in the quarter to $163.0 million. Ocean net revenues decreased 7.8 percent, driven primarily by an 8.5 percent decline in volumes. Net revenues in air increased 104.4 percent driven by higher pricing, partially offset by a 35.5 percent decline in shipments. Customs net revenues decreased 16.5 percent, primarily driven by a 17.0 percent reduction in transaction volume. Operating expenses decreased 9.7 percent, primarily driven by decreased personnel expenses. Second quarter average headcount decreased 0.9 percent, and average full-time equivalents decreased 1.7 percent. Income from operations increased 120.8 percent to $58.8 million, and operating margin expanded 1,730 basis points to 36.1 percent in the quarter.

All Other and Corporate Results

Total revenues and net revenues for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% change	2020	2019	% change
Total revenues	$444,734	$444,304	0.1%	$895,613	$861,163	4.0%
Net revenues:
Robinson Fresh	$30,202	$31,236	(3.3)%	$57,660	$59,894	(3.7)%
Managed Services	23,503	20,099	16.9%	46,030	40,411	13.9%
Other Surface Transportation	18,232	15,527	17.4%	35,108	31,571	11.2%

Second quarter Robinson Fresh net revenues decreased 3.3 percent to $30.2 million, primarily due to a 13.0 percent decrease in case volume, which was driven by a decline in restaurant demand. Managed Services net revenues increased 16.9 percent in the quarter. Other Surface Transportation net revenues increased 17.4 percent to $18.2 million, with the 2019 acquisition of Dema Service contributing 4.7 percentage points of net revenue growth. Europe truckload net revenue was up 19 percent in the quarter.

Other Income Statement Items
The second quarter effective tax rate was 19.4 percent, down from 23.4 percent last year. The lower effective tax rate was due primarily to the tax benefit from delivery of a one-time stock award that was granted in 2000. We now expect our 2020 full-year effective tax rate to be 20 to 22 percent.
Interest and other expenses totaled $10.2 million, consisting primarily of $12.4 million of interest expense, which decreased modestly versus last year due to lower average interest rates. The second quarter also included a $1.8 million favorable impact from foreign currency revaluation and realized foreign currency gains and losses.
Diluted weighted average shares outstanding in the quarter were down 1.9 percent due primarily to share repurchases over the past twelve months.

Cash Flow Generation and Capital Distribution
Cash from operations totaled $447.1 million in the second quarter, up 124.0 percent versus the prior year, due primarily to favorable changes in working capital.
In the second quarter, $68.4 million was returned to shareholders, with $67.2 million in cash dividends and $1.2 million in share repurchases related to employee benefit plans.
Capital expenditures totaled $10.3 million in the quarter. Full-year 2020 capital expenditures are now expected to be on the low end of the $60 million to $70 million range, with the majority dedicated to technology.

Outlook
“While there is still uncertainty in the freight market and the broader economy, we remain committed to our vital role in the global supply chain by delivering critical and essential goods and services. We'll continue to act in the best long-term interest of our shareholders by balancing short- and long-term cost reduction efforts with continued investments in technology to maximize long-term value creation. As the freight market and economy continue to recover, we're committed to providing best-in-class service to our customers, continuing to grow market share, driving the transformation of C.H. Robinson and emerging from this time of uncertainty as an even stronger company,” Biesterfeld stated.

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With nearly $20 billion in freight under management and 18 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our more than 119,000 customers and 78,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, such factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with operations outside of the United States; risks associated with the potential impact of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel price increases or decreases, or fuel shortages; cyber-security related risks; the impact of war on the economy; changes to our capital structure; risks related to the elimination of LIBOR; changes due to catastrophic events including pandemics such as COVID-19; and other risks and uncertainties detailed in our Annual and Quarterly Reports.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Second Quarter 2020 Earnings Conference Call
Wednesday, July 29, 2020; 8:30 a.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

We invite call participants to submit questions in advance of the conference call, and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email chuck.ives@chrobinson.com.

Summarized Financial Results
($ in thousands, except per share data)

This table of summary results presents our service line net revenues consistent with our historical presentation and is on an enterprise basis. The service line net revenues in the table differ from the service line net revenues discussed within the segments as our segments have revenues from multiple service lines.

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% change	2020	2019	% change
Total revenues	$3,627,846	$3,908,840	(7.2)%	$7,432,854	$7,660,050	(3.0)%
Net revenues:
Transportation
Truckload	$278,366	$371,351	(25.0)%	$543,292	$749,344	(27.5)%
LTL	106,956	122,991	(13.0)%	220,865	239,220	(7.7)%
Intermodal	7,767	6,298	23.3%	15,320	12,374	23.8%
Ocean	78,853	85,472	(7.7)%	148,755	157,005	(5.3)%
Air	52,405	26,134	100.5%	80,743	53,716	50.3%
Customs	19,461	23,306	(16.5)%	40,654	45,184	(10.0)%
Other logistics services	42,213	30,062	40.4%	78,397	60,447	29.7%
Total transportation	586,021	665,614	(12.0)%	1,128,026	1,317,290	(14.4)%
Sourcing	28,432	29,602	(4.0)%	54,380	56,726	(4.1)%
Total net revenues	614,453	695,216	(11.6)%	1,182,406	1,374,016	(13.9)%

Operating expenses	425,666	467,681	(9.0)%	884,179	921,931	(4.1)%
Income from operations	188,787	227,535	(17.0)%	298,227	452,085	(34.0)%
Net income	$143,939	$169,180	(14.9)%	$222,085	$330,968	(32.9)%
Diluted EPS	$1.06	$1.22	(13.1)%	$1.64	$2.39	(31.4)%

Our total revenues represent the total dollar value of services and goods we sell to our customers. Net revenues are a non-GAAP financial measure calculated as total revenues less the cost of purchased transportation and related services and the cost of purchased products sourced for resale. We believe net revenues are a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider net revenues to be our primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our net revenues. The reconciliation of total revenues to net revenues is presented below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Transportation	$3,348,611	$3,638,612	$6,890,729	$7,143,544
Sourcing	279,235	270,228	542,125	516,506
Total revenues	3,627,846	3,908,840	7,432,854	7,660,050
Costs and expenses:
Purchased transportation and related services	2,762,590	2,972,998	5,762,703	5,826,254
Purchased products sourced for resale	250,803	240,626	487,745	459,780
Total costs and expenses	3,013,393	3,213,624	6,250,448	6,286,034
Net revenues	$614,453	$695,216	$1,182,406	$1,374,016

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2020	2019	2020	2019

Revenues:
Transportation	$3,348,611	$3,638,612	$6,890,729	$7,143,544
Sourcing	279,235	270,228	542,125	516,506
Total revenues	3,627,846	3,908,840	7,432,854	7,660,050
Costs and expenses:
Purchased transportation and related services	2,762,590	2,972,998	5,762,703	5,826,254
Purchased products sourced for resale	250,803	240,626	487,745	459,780
Personnel expenses	300,483	338,886	630,703	678,984
Other selling, general, and administrative expenses	125,183	128,795	253,476	242,947
Total costs and expenses	3,439,059	3,681,305	7,134,627	7,207,965
Income from operations	188,787	227,535	298,227	452,085
Interest and other expense	(10,211)	(6,615)	(25,439)	(23,755)
Income before provision for income taxes	178,576	220,920	272,788	428,330
Provision for income taxes	34,637	51,740	50,703	97,362
Net income	$143,939	$169,180	$222,085	$330,968

Net income per share (basic)	$1.07	$1.23	$1.64	$2.41
Net income per share (diluted)	$1.06	$1.22	$1.64	$2.39

Weighted average shares outstanding (basic)	135,010	137,185	135,241	137,518
Weighted average shares outstanding (diluted)	135,610	138,256	135,776	138,667

Business Segment Information
(unaudited, dollars in thousands)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2020
Total revenues	$2,475,292	$707,820	$444,734	$3,627,846
Net revenues	379,556	162,960	71,937	614,453
Income (loss) from operations	136,846	58,775	(6,834)	188,787
Depreciation and amortization	7,201	9,206	9,351	25,758
Total assets (1)	2,793,290	1,029,203	1,003,196	4,825,689
Average headcount	6,960	4,726	3,608	15,294
Average full-time equivalents(2)	6,610	4,546	3,464	14,620

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2019
Total revenues	$2,872,053	$592,483	$444,304	$3,908,840
Net revenues	486,418	141,936	66,862	695,216
Income (loss) from operations	204,732	26,618	(3,815)	227,535
Depreciation and amortization	6,131	9,315	9,636	25,082
Total assets (1)	2,685,477	1,014,235	984,397	4,684,109
Average headcount	7,533	4,770	3,409	15,712
Average full-time equivalents(2)	7,416	4,624	3,300	15,340

____________________________________________
(1) All cash and cash equivalents are included in All Other and Corporate.
(2) Average full-time equivalents excludes furloughed employees and accounts for employees with reduced work hours.

Business Segment Information
(unaudited, dollars in thousands)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2020
Total revenues	$5,299,037	$1,238,204	$895,613	$7,432,854
Net revenues	752,334	291,274	138,798	1,182,406
Income (loss) from operations	235,372	70,734	(7,879)	298,227
Depreciation and amortization	12,455	18,355	19,341	50,151
Total assets (1)	2,793,290	1,029,203	1,003,196	4,825,689
Average headcount	6,981	4,763	3,594	15,338
Average full-time equivalents(2)	6,710	4,599	3,463	14,772

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2019
Total revenues	$5,668,837	$1,130,050	$861,163	$7,660,050
Net revenues	972,968	269,172	131,876	1,374,016
Income (loss) from operations	416,015	40,821	(4,751)	452,085
Depreciation and amortization	12,390	18,241	19,011	49,642
Total assets (2)	2,685,477	1,014,235	984,397	4,684,109
Average headcount	7,486	4,728	3,343	15,557
Average full-time equivalents(2)	7,376	4,582	3,241	15,199

____________________________________________
(1) All cash and cash equivalents are included in All Other and Corporate.
(2) Average full-time equivalents excludes furloughed employees and accounts for employees with reduced work hours.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$362,236	$447,858
Receivables, net of allowance for credit loss	2,018,190	1,974,381
Contract assets, net of allowance for credit loss	154,416	132,874
Prepaid expenses and other	69,084	85,005
Total current assets	2,603,926	2,640,118

Property and equipment, net	188,252	208,423
Right-of-use lease assets	339,495	310,860
Intangible and other assets	1,694,016	1,481,659
Total assets	$4,825,689	$4,641,060

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,288,136	$1,062,835
Accrued expenses:
Compensation	125,381	112,784
Transportation expense	121,478	101,194
Income taxes	14,825	12,354
Other accrued liabilities	58,965	62,706
Current lease liabilities	64,595	61,280
Current portion of debt	—	142,885
Total current liabilities	1,673,380	1,556,038

Long-term debt	1,092,873	1,092,448
Noncurrent lease liabilities	280,448	259,444
Noncurrent income taxes payable	22,481	22,354
Deferred tax liabilities	51,921	39,776
Other long-term liabilities	258	270
Total liabilities	3,121,361	2,970,330

Total stockholders’ investment	1,704,328	1,670,730
Total liabilities and stockholders’ investment	$4,825,689	$4,641,060

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Six Months Ended June 30,
	2020	2019
Operating activities:
Net income	$222,085	$330,968
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,151	49,642
Provision for credit losses	9,374	3,224
Stock-based compensation	22,351	31,807
Deferred income taxes	(729)	(5,322)
Excess tax benefit on stock-based compensation	(11,999)	(5,353)
Other operating activities	12,341	961
Changes in operating elements, net of acquisitions:
Receivables	(48,937)	89,175
Contract assets	(22,451)	(19,380)
Prepaid expenses and other	8,744	(16,404)
Accounts payable and outstanding checks	220,276	37,378
Accrued compensation	12,312	(60,976)
Accrued transportation expenses	20,284	19,149
Accrued income taxes	14,423	(3,051)
Other accrued liabilities	(6,345)	4,166
Other assets and liabilities	3,763	542
Net cash provided by operating activities	505,643	456,526

Investing activities:
Purchases of property and equipment	(11,621)	(16,774)
Purchases and development of software	(13,418)	(14,790)
Acquisitions, net of cash acquired	(223,230)	(58,379)
Other investing activities	5,525	8
Net cash used for investing activities	(242,744)	(89,935)

Financing activities:
Proceeds from stock issued for employee benefit plans	20,295	27,952
Net repurchases of common stock	(83,529)	(186,302)
Cash dividends	(137,104)	(139,010)
Proceeds from long-term borrowings	—	473,000
Payments on long-term borrowings	—	(561,000)
Proceeds from short-term borrowings	979,600	14,000
Payments on short-term borrowings	(1,122,600)	(19,000)
Net cash used for financing activities	(343,338)	(390,360)
Effect of exchange rates on cash	(5,183)	461

Net change in cash and cash equivalents	(85,622)	(23,308)
Cash and cash equivalents, beginning of period	447,858	378,615
Cash and cash equivalents, end of period	$362,236	$355,307

	As of June 30,
Operational Data:	2020	2019
Employees	15,113	15,910
Full-time equivalents(1)	14,103	15,517

(1) Full-time equivalents excludes furloughed employees and accounts for employees with reduced work hours.

Source: C.H. Robinson
CHRW-IR